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                                                                      EXHIBIT 15

                                                           NO. OF SHARES: 50,000
                                                                          ------

                            QUESTRON TECHNOLOGY, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT made as of August 7, 2001 between QUESTRON TECHNOLOGY, INC., a Delaware corporation ("Company"), with an address of 6400 Congress Avenue, Suite 2000, Boca Raton, Florida 33487 and Dominic A. Polimeni ("Employee"), with an address of 6567 Newport Lake Circle, Boca Raton, Florida 33496.

1.       INCORPORATION BY REFERENCE OF PLAN

         The provisions of the Company's 1996 Stock Option Plan ("Plan"), a copy of which is being furnished herewith to the Employee, are incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement. Terms not defined herein have the meanings set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

2.       GRANT OF OPTION

         The Company, effective August 7, 2001 ("Date of Grant"), hereby grants to the Employee, the option to purchase all or any part of an aggregate of 50,000 shares of Common Stock on the terms and conditions herein set forth ("Option").

3.       PURCHASE PRICE

         The purchase price of the shares of Common Stock subject to the Option shall be $3.33 per share subject to the adjustment as provided in
         Section 4 of the Plan.

4.       TERMS OF OPTION

         A. EXERCISE DATES: The Option shall vest and become exercisable as to 16,668 shares on August 7, 2001, 16,666 shares on August 7, 2002, and 16,666 shares on August 7, 2003, conditioned upon a Termination of Employment not having occurred on or before each such date.

         B. FINAL TERMINATION: Notwithstanding anything herein to the contrary, the Option shall no longer be exercisable ten (10) years from the Date of Grant or such earlier time as prescribed under the Plan or this Agreement.

         C. RESTRICTIONS: This Option is subject to all the terms and conditions set forth in the Plan including, but not limited to, the following:

                  i.       This Option is not transferable, as provided in
                           Section 8(e) of the Plan.

                  ii. This Option lapses upon the Employee's Termination of Employment (other than due to Disability or death), as provided in Section 8(h) of the Plan.

                  iii. The Employee's legal representative may exercise this Option for a period of one year and one day from the date of the Employee's Termination of Employment by reason of Employee's death, as provided in Section 8(f) of the Plan.

                  iv. The Employee, or his legal representative, as provided in Section 8(g) of the Plan may exercise this Option for a period of one year



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                           and one day from the date of the Employee's
                           Termination of Employment by reason of Disability.

                  v. This Option is subject to adjustment pursuant to the provisions of Section 4 of the Plan and is subject to the amendment and termination provisions of Section 11 of the Plan.

         D. EXERCISE: This Option shall be exercised, in whole, or, from time to time, in part, by written notice received by the Secretary or Treasurer of the Company not later than 5:00 P.M. prevailing local time, on or prior to the date the Option is to expire, specifying the number of shares of Common Stock to be purchased, and accompanied by full payment by certified or bank check or such other instrument as the Company may accept, as set forth in Section 8(d) of the Plan. Payment in full or in part may also be made in the form of shares of common Stock owned by the Employee, which shall be free and clear of all liens, encumbrances and restrictions of any kind whatsoever and the Employee may be requested to represent and warrant to such effect and to take such other steps with respect to this form of payment as the Company shall require. Any such exercise shall also be subject to receipt by the Company of the representation and undertaking set forth in Section 4.E. hereof. Any such exercise will be subject to the "cash out" provisions of Section 8(i) of the Plan.

         E. SECURITIES LAW RESTRICTIONS: The Company has filed a registration statement under the Securities Act of 1933 ("Act") with respect to the shares of Common Stock subject to the Option. Should the shares of Common Stock subject to the Option cease to be covered by such registration statement, the Company shall require that the offer and sale of such shares be exempt from the registration provisions of the Act in conformity with the provisions of Rule 144 issued by the Securities and Exchange Commission under the Act or, in the opinion of counsel acceptable to the Company, some other exemption from registration available under the Act.

5.       ACCEPTANCE OF PROVISIONS

         The execution of this Agreement by the Employee shall constitute the Employee's acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.

6.       NOTICES

         All notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail or (ii) first class registered or certified mail, return receipt requested. Except as otherwise provided in paragraph 4.D. hereof, on the exercise, in whole or in part, of the Option, any such communication shall be deemed to have been given on the date of receipt in the cases referred to in clause
         (i) of the preceding sentence and on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary or Treasurer, at its principal office at the address first set forth above, and to the Employee at his last address appearing on the records of the Company or, in each case, to such other person or address as may be designed by like notice hereunder.

7.       MISCELLANEOUS

         This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to their subject matter, and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed exclusively




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         in Delaware. The headings in this Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

                                       QUESTRON TECHNOLOGY, INC.



                                       By: /s/ Robert V. Gubitosi
                                           -------------------------------------
                                               Robert V. Gubitosi
                                               President and Chief Financial
                                               Officer


                                       EMPLOYEE



                                       By: /s/ Dominic A. Polimeni
                                           -------------------------------------




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